EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

     This Agreement is made by and between Christian B.A. Slavin (hereinafter “Employee”), 9897 Windy Hollow Road, Great Falls, Virginia 22066, and Sunrise Senior Living, Inc., Sunrise Senior Living Management, Inc., and their affiliates and operating entities, subsidiaries, partners, parents, investors, shareholders, directors, officers, employees, representatives and agents (collectively hereinafter “Sunrise” or the “Company”). The Employee and Sunrise may be referred to collectively hereinafter from time to time as “the Parties.”

     WHEREAS, the Employee has been employed by Sunrise as Chief Investment Officer; and

     WHEREAS, the Employee desires to change his employment relationship with the Company and the Parties desire to continue their relationship in a non-employee/employer capacity;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

     1. Voluntary Resignation from Employment

     The Employee acknowledges and agrees that he will not resign from employment with Sunrise before July 23, 2004 and that he will voluntarily resign from employment with Sunrise, including (except as otherwise expressly provided herein) all positions as an employee, officer, director, managing member or similar position of any subsidiary, affiliate, partner or other entity included within the definition of Sunrise for which he serves as an employee, officer, director, managing member or similar position at Sunrise’s request, effective July 23, 2004 (the “separation date”).

     2. Compensation

     The Employee will not receive compensation or benefits after the separation date, except as hereinafter provided in this Agreement. The Employee acknowledges and understands that the consideration provided herein is given in consideration of both his future services and his release and waiver of any claims that he may have against Sunrise. Moreover, the Employee acknowledges and understands that these benefits are conditioned upon the Employee remaining in good standing as a Sunrise employee from the date of this Agreement through and including the separation date.

     3. Entitlements as of the Separation Date:

     a. The Employee will receive a lump sum payment for all accrued vacation as of the separation date, less applicable withholding and taxes, payment to be delivered to the Employee’s address of record, 9897 Windy Hollow Road, Great Falls, Virginia 22066. The Employee acknowledges that no portion of his accrued vacation may be contributed to any 401(k) plan of the Company in which he participates.

     b. Sunrise shall issue to the Employee 41,946 shares of its vested common stock, $.01 par value, in accordance with the terms of, and in full satisfaction of its obligations under, the Restricted Stock Agreement dated March 19, 2003 between the Employee and Sunrise.

     c. The Parties agree that, except as provided in this Agreement, the terms of any Company plans in which the Employee participates, including the Employee Stock

Purchase Plan and the Executive Deferred Compensation Plan, shall not be changed by virtue of this Agreement.

     d. Sunrise agrees to provide COBRA coverage to the Employee as required by law.

     4. Consultancy.

     a. The Parties agree that the Employee will serve on behalf of Sunrise through December 31, 2007, as an independent contractor and not as a Sunrise employee, as a member of the boards of directors of each of PS Germany (Jersey) GP Limited (the “German Venture GP”) and PS UK (Jersey) GP Limited (the “UK Venture GP” and, together with the German Venture GP, the “Venture GPs”). The Parties further agree that the Employee will provide, as an independent contractor and not as a Sunrise employee, consulting services to Sunrise to, among other things, assist in the evaluation of certain strategic transactions identified by Sunrise and to facilitate the transition to a new chief investment officer, at such times as Sunrise may request, through December 31, 2004. The Employee shall be paid $129,774 for such services, payable in equal monthly installments commencing on the separation date and ending on December 31, 2004.

     b. Sunrise agrees to amend the Sunrise Long Term Incentive Cash Bonus Plan (the “Plan”) on or before the separation date so as to permit the Employee to continue to vest his interests therein as provided in Paragraph 4c below. Sunrise has obtained all required corporate approvals and approvals of the partners of the Ventures (as defined below) with respect thereto.

     c. The Employee’s bonuses awarded under the Plan, as amended, shall continue to vest under the terms (as modified herein) set forth in the Executive Officer Bonus Award Agreements dated December 12, 2002 between the Employee and Sunrise with respect to each of the Ventures (collectively, the “Award Agreements”) provided he continues to serve as Sunrise’s representative on the boards of directors of the Venture GPs. The Parties agree that for purposes of the Plan (to the extent it pertains to the Employee) and the Award Agreements, (i) the Employee’s status as Sunrise’s representative on both of the boards of directors of the Venture GPs shall be deemed to be the equivalent of “employment” as such term is used therein, (ii) the term “Cause” as used in the Plan and the Award Agreements shall mean “Good Cause” as such term is defined below and (iii) the concept of termination for “Good Reason” shall cease to apply as of the date of this Agreement. The Employee’s status as Sunrise’s representative on either or both of the boards of directors of the Venture GPs may be terminated by Sunrise at any time with or without “Good Cause.” The Employee agrees to resign from the board of directors of a Venture GP immediately after Sunrise terminates his status as Sunrise’s representative thereon. If Sunrise terminates the Employee’s status as its representative on the board of a Venture GP without Good Cause, then the Employee shall become 100% vested in the bonuses discussed above applicable to such Venture. “Good Cause” for purposes of this Section shall mean (i) Cause (as defined in the Plan prior to this amendment) or (ii) engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, or rendering services or advice to, any entity whose business competes in the United Kingdom in whole or in part with the business of the UK Venture GP or the PS UK Investment (Jersey) Limited Partnership, including any of their respective subsidiaries, affiliates or successors (collectively, the “UK Venture”) or in Germany in whole or in part with the business of the German Venture GP or the PS German Investment (Jersey) Limited Partnership, including any of their respective subsidiaries, affiliates or successors (collectively, the “German Venture”, and, together with the UK Venture, the “Ventures”, or each individually, a “Venture”) . The Parties agree that the Award Agreement applicable to the UK Venture shall operate independently from the Award Agreement applicable to the German Venture, so that the termination of the Employee’s representative status on the board of one of the Ventures shall not affect the Employee’s interests in the Award Agreement for the other Venture. The Parties further agree that the Employee’s change in status pursuant to this Agreement does not constitute “Good Reason” under the Plan or the Award Agreements. Capitalized terms not defined in this Section shall have the meanings ascribed to them in the Plan.

     d. Sunrise Senior Living, Inc. (“Senior Living”) shall indemnify and hold harmless the Employee in the event that he is or was a party to or is involved or becomes involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he is or was serving at the request of Senior Living as a director of the Venture GPs against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred by him in connection with such Proceeding.

     5. Return Of Sunrise Property/Passwords

     Except as provided in the next sentence, the Employee acknowledges that he will return to Sunrise by the separation date all credit cards, keys, beepers, laptop computers, cell phones, policy and procedure manuals, and any other Sunrise property that is in his possession or control. Sunrise agrees to sell the laptop and blackberry to the Employee, on an “as-is, where-is” basis, for a cash payment of no more than $700 due on the separation date.

     6. Confidentiality/Non-Disparagement

     a. To the extent permitted by law, the Employee agrees that he will maintain the strictest secrecy and will not communicate, make known or divulge to any person or agency, any information whatsoever relating to the negotiation of the terms of this Agreement, except to the Employee’s immediate family or where disclosure is compelled pursuant to legal process or for reporting purposes to the federal, state or local taxing authorities, or to lawyers or accountants engaged for such purposes or engaged in connection with this Agreement or any dispute arising hereunder, who shall likewise make no disclosures to others.

     b. The Employee agrees not to make any disparaging, negative, or defamatory comments about Sunrise including Sunrise’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic. In particular, the Employee agrees not to make public or private statements including, but not limited to, press releases, statements to journalists, employees or prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage Sunrise’s business, are critical of Sunrise or its business, or would cast Sunrise or its business in a negative light. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Employee further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to Sunrise’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. The Employee agrees that in the event of a breach of this subparagraph, Sunrise shall be entitled to withhold any payments not yet made under Paragraph 4a and shall further be entitled to recover from the Employee liquidated damages in an amount equal to twenty-four (24) weeks of his regular salary when last employed by Sunrise, plus attorneys’ fees and related legal costs. In the event of the Employee’s breach of this subparagraph, the Employee acknowledges that he remains fully bound by all of his obligations under this Agreement, including but not limited to his waiver of legal claims against Sunrise, as set forth in Paragraph 11a.

     c. The executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of Sunrise Senior Living, Inc. (the “Executive Officers”) shall not make or authorize any defamatory comments about the Employee, whether written, oral, or electronic. In particular, the Executive Officers shall not make or authorize public or private statements including, but not limited to, press releases, statements to journalists, employees or prospective employers, interviews, editorials, commentaries, speeches or conversations, that defame the Employee. Except as required by law, the Executive Officers also shall not provide, or cause to be provided, to any third party, directly or indirectly, any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Employee, that would support, directly or indirectly, any defamatory statement, whether written or oral.

If any Executive Officer breaches this Paragraph 6c, Sunrise acknowledges that it remains fully bound by all of its obligations under this Agreement, including but not limited to its waiver of legal claims against the Employee as set forth in Paragraph 11b.

     d. If any dispute arises regarding an alleged breach arises under (i) this Paragraph 6 or (ii)Paragraph 4c regarding a termination based upon clause (ii) of the definition of Good Cause, that is not settled promptly in the ordinary course of business, the Parties agree to attempt to resolve the dispute, first, by negotiating promptly with each other in good faith in face-to-face negotiations. In the case of such an alleged breach of Paragraphs 4c, 6a or 6b, Sunrise agrees that its representatives in such negotiations shall include Senior Living’s President, Thomas Newell, and Senior Living’s Senior Vice President of Human Resources, Jeffrey M. Jasnoff, or their successors in their respective positions. If the Parties are unable to resolve the dispute within 10 days (or such period as the Parties shall otherwise agree) following the date of notification (the “Dispute Notice Date”) by one Party to the other of the existence of the dispute (which notice shall describe the basis for the alleged breach), then the Parties agree to endeavor to resolve the dispute by non-binding mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. The mediation shall be held in AAA’s Washington, D.C. offices. If the dispute has not been resolved by mediation within 45 days of the Dispute Notice Date (the “Mediation Termination Date”), either Party may pursue the dispute in a court with proper jurisdiction, provided that the Party that did not first send the dispute notice hereunder shall not file suit with respect to the dispute for a period of at least 10 days after the Mediation Termination Date. With regard to disputes under Paragraph 6b, Sunrise agrees not to withhold any payments not yet made under Paragraph 4a until the Mediation Termination Date, provided that if it is subsequently determined that the Employee breached Paragraph 6b, the Employee agrees to return to Sunrise any payments received by the Employee pursuant to Paragraph 4a during the period between the Dispute Notice Date and the Mediation Termination Date. With regard to disputes under Paragraph 4c related to clause (ii) of the definition of Good Cause, it is agreed that the Employee’s rights under the applicable Award Agreement will continue to vest until the Mediation Termination Date, provided that if it is subsequently determined that Good Cause did exist for such termination, vesting under such Award Agreement shall be deemed to have terminated as of the Dispute Notice Date and the Employee agrees to return to Sunrise any payment (or portion thereof) received by the Employee pursuant to such Award Agreement which is attributable to vesting during the period after the Dispute Notice Date. No Party shall be precluded by this Paragraph 7d from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions, to protect its rights and interests.

     7. Enforcement

     The Parties agree that, except as otherwise expressly provided herein, each Party shall pay his or its attorneys’ fees and related legal costs incurred in connection with the execution and enforcement of this Agreement. The Parties further agree that, in the event of any violation of the terms of this Agreement by a Party, the other Party shall be entitled, in addition to all other rights and remedies, to an injunction enjoining and restraining the violating Party and/or any other person, firm, organization, association or corporation from committing any such violation.

     8. Commercial and Confidential Information

     The Employee agrees that he shall keep secret and retain in strictest confidence, and shall not to the detriment of Sunrise knowingly use or disclose, directly or indirectly, any commercial information of Sunrise obtained in his capacity as a Sunrise employee (some of which may meet the definition of “confidential,” “trade secret,” or “proprietary” information), including but not limited to project pricing and business procedures; and any confidential information, trade secrets or proprietary data of Sunrise, including without limitation, any data, information, ideas, and knowledge pertaining to the investors, lenders, owners, partners, customers, prospective customers, prospective products or business methods of Sunrise, including without limitation the business methods, plans and procedures of Sunrise (collectively, “Information”). The Parties agree that the restrictions set forth in this Paragraph shall not apply to Information that the Employee demonstrates (a) was or becomes generally known to the public prior to, and other than as a result of, a disclosure by the Employee, (b) was known, or becomes known, to the Employee on a nonconfidential basis prior to its disclosure to the Employee by the Company, but only if the source of such Information is not bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting the Information to the Employee by a contractual, legal, fiduciary or other obligation. If the Employee becomes legally compelled to make any disclosure that is prohibited by this Paragraph, the Employee will provide the Company with prompt notice of such legal proceedings so that it may seek an appropriate protective order or other appropriate relief or waive compliance with this Paragraph. In the absence of a protective order or the Employee receiving such a waiver from the Company, the Employee is permitted to disclose that portion of the Information that the Employee is legally compelled to disclose, provided that the Employee must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any such Information is so disclosed.

     9. Non-Solicitation Of Employees

     The Employee agrees that, for a period of one (1) year from the separation date, he will not solicit, directly or indirectly, any employee of Sunrise to leave the employment of Sunrise.

     10. Assistance in Litigation, Claims And Disputes

     The Employee agrees to fully assist Sunrise in any litigation, claims, grievances, arbitrations or disputes (collectively, “litigation”), until such litigation is finally adjudicated or resolved. For any assistance by the Employee under this paragraph, Sunrise shall pay the Employee’s reasonable expenses, such as travel and lodging expenses. Other than the benefits paid to the Employee under Paragraph 4 herein, the Employee will not receive additional compensation for any assistance under this paragraph. For purposes of any litigation herein, the Parties agree that the Employee continues to serve as a representative of Sunrise and is subject to Sunrise’s attorney-client privilege until the litigation is finally adjudicated or resolved, unless Sunrise determines otherwise in its discretion.

     11. Waiver Of Claims

     a. The Employee, on his own behalf and on behalf of anyone claiming for or through him, knowingly, voluntarily and fully waives, unconditionally releases and forever discharges Sunrise and all of its affiliated entities, and its officers, directors, partners, owners, employees, agents, representatives, insurers, predecessors and successors, and covenants not to sue them for, any and all claims, damages or causes of action, whether known or unknown, occurring prior to and up to the date of this Agreement. The foregoing includes, but is not limited to, all claims which could have been raised under common law, including wrongful discharge or breach of contract, any federal, state or local statute, including Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), Virginia state and local civil rights laws, the Americans with Disabilities Act, the Family and Medical Leave Act, the WARN Act, the Employment Retirement Income Security Act, the Age Discrimination in Employment Act, any claims based on any tort, such as fraud, defamation, intentional infliction of emotional distress, or any claims for wages, insurance or other fringe benefits, including group health and pension benefits.

     b. Sunrise voluntarily and fully waives, unconditionally releases and forever discharges the Employee, and covenants not to sue him for, any and all claims, damages or causes of action, whether known or unknown, occurring prior to and up to the date of this Agreement. The foregoing includes, but is not limited to, all claims which could have been raised under common law, including breach of contract, any federal, state or local statute, and any claims based on any tort, such as fraud or defamation. The foregoing waiver and release specifically excludes, however, any claims related to (i) Section 16 of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder or (ii) amounts due under the Promissory Note dated February 11, 2000 from the Company to the Employee.

     12. Age Discrimination Waiver

     With respect to the waiver of the Employee’s rights under the Age Discrimination in Employment Act, the Employee acknowledges that he is aware of and understands the following rights under the Older Workers Benefit Protection Act:

     a. The Employee should consult an attorney before executing the waiver herein of his rights under the Age Discrimination in Employment Act;

     b. The Employee has at least twenty-one (21) days within which to consider the waiver of his rights herein under the Age Discrimination in Employment Act; and

     c. For a period of seven (7) days following the execution of the above waiver of rights under the Age Discrimination in Employment Act, the Employee can revoke the Agreement by providing written notice of such revocation to Sunrise’s Senior Vice President of Human Resources, or his successor, together with any payments made under this Agreement by Sunrise. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

     13. Voluntary and Knowing Release of Claims

     The Employee expressly covenants and warrants that he personally has read this Agreement; that he has had an opportunity to seek legal counsel; that he has had sufficient time to consider this Agreement and fully understands the contents thereof, including the fact that it contains a release of and a covenant not to sue for any and all claims which he may have against Sunrise, both known or unknown, even though there may be facts and consequences which are unknown to the Employee; and that he freely and voluntarily entered into this Agreement.

     14. Full And Final Agreement

     Except for the Plan and the Award Agreements, this Agreement contains all of the agreements and understandings between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous negotiations or agreements, written or oral. This

Agreement can only be modified by a written Agreement signed by each party to the modification.

     15. Controlling Law

     This Agreement shall be governed by the internal laws of the Commonwealth of Virginia.

     16. Severability

     In the event any portion of this Agreement shall be determined to be invalid under any applicable law, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the dates indicated below.

CHRISTIAN B.A. SLAVIN	SUNRISE SENIOR LIVING, INC. AND SUNRISE SENIOR LIVING MANAGEMENT, INC.

/s/ Christian B.A. Slavin	By:	/s/ Jeffrey M. Jasnoff

Jeffrey M. Jasnoff

July 22, 2004		Senior Vice President,
Date		Human Resources

July 22, 2004
Date